Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Alset Capital Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Security		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	Rule 457(f)(1)	12,500,000	(2)	$9.89	(3)	$123,625,000.00	0.0001102	$13,623.48
	Equity	Common Stock	Rule 457(f)(1)	2,156,250	(4)	$9.89	(3)	$21,325,313.00	0.0001102	$2,350.05
Fees Previously Paid	—	—	—	—		—		—	—	—
	Total Offering Amounts							$144,950,313.00		$15,973.53
	Total Fees Previously Paid									—
	Total Fee Offsets									—
	Net Fee Due									$15,973.53

(1)	In connection with the business combination described in this registration statement and the accompanying proxy statement/prospectus (the “Business Combination”) pursuant to which HWH International Inc. (“HWH”) and HWH Merger Sub (“Merger Sub”) will combine under Alset Capital Acquisition Corp. (“Alset”), with HWH surviving as the Surviving Corporation (the “Merger”) and a direct, wholly-owned subsidiary of Alset, (a) all of the outstanding units representing all of the company membership interests of HWH (the “HWH Common Stock”) will be cancelled in exchange for the right to receive 12,500,000 shares of common stock, par value $0.0001 per share, of Alset (the “Alset Common Stock”), and (b) each of the 2,156,250 shares of Alset Class B Common Stock shall automatically convert into and become one validly issued, fully paid and non-assessable share of Alset Class A Common Stock, along with any equity securities paid as dividends or distributions after the closing of the Business Combination (the “Closing”) with respect to such shares or into which such shares are exchanged or converted after the Closing.

(2)	Represents the maximum number of shares of Alset Class A Common Stock estimated to be issuable in exchange for HWH company membership interests. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued resulting from stock splits, stock dividends or similar transactions.

(3)	Estimated pursuant to Rule 457(f)(1) under the Securities Act and solely for the purpose of calculating the registration fee, based on the closing price of Alset Class A Common Stock on the Nasdaq Capital Market on October 10, 2022.

(4)	Represents the maximum number of shares of Alset Class A Common Stock estimated to be issuable in exchange for Alset Class B Common Stock outstanding immediately prior to the closing of the Business Combination. Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued resulting from stock splits, stock dividends or similar transactions.